Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959 Valley Forge, PA 19482

Contact:	Barbara Brungess
Vice President, Corporate & Investor Relations
610-727-7199
bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS

FIRST QUARTER FISCAL YEAR 2015 RESULTS

Raises Expectations for Fiscal 2015 Adjusted Diluted EPS from Continuing Operations to be in the range of $4.45 to $4.55, Excluding the Impact of the

 MWI Veterinary Supply, Inc. Transaction

VALLEY FORGE, PA, January 28, 2015 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2015 first quarter ended December 31, 2014, adjusted diluted earnings per share from continuing operations increased 42.5 percent to $1.14.  Revenue increased 15.1 percent to $33.6 billion in the quarter.  On the basis of U.S. generally accepted accounting principles (GAAP), diluted loss per share from continuing operations was $0.91 for the December quarter of fiscal 2015.  In the tables that follow, we present our GAAP results as well as a reconciliation of GAAP (loss) income from continuing operations to adjusted non-GAAP income from continuing operations.

“We are off to a great start in fiscal 2015, with excellent financial and operational performance across our businesses,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer.  “We have also made important progress against our strategic objectives by signing a definitive agreement to acquire MWI Veterinary Supply, Inc. (MWI) earlier this month.  We continue to expect the transaction to close in the March quarter, and we are very excited about the opportunities that lie ahead in our core businesses and with MWI in the remainder of this fiscal year and beyond.”

The comments below compare adjusted results from continuing operations, which exclude:

•                  Warrant expense;

•                  Gains on antitrust litigation settlements;

•                  LIFO expense;

•                  Acquisition related intangibles amortization; and

•                  Employee severance, litigation, and other expenses.

In addition, we calculate our adjusted earnings per share for each period using a diluted weighted average share count, which excludes the accounting dilution resulting from the impact of the unexercised equity warrants, and the impact from the shares repurchased under our special $650 million share repurchase program.  Solely in connection with the special share repurchase program, we issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing is also excluded from the non-GAAP presentation.

Summary of Adjusted Quarterly Results

•                  Revenue:  In the first quarter of fiscal 2015, revenue was $33.6 billion, up 15.1 percent compared to the same quarter in the previous fiscal year, reflecting a 15 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue, and a 26 percent increase in AmerisourceBergen Specialty Group (ABSG) revenue.

•                  Gross Profit:  Gross profit in the fiscal 2015 first quarter was $896.3 million, a 23.7 percent increase over the same period in the previous year, driven by strong revenue growth in brand and generic pharmaceuticals in ABDC, and strong revenue growth in ABSG.  Gross profit as a percentage of revenue increased 19 basis points to 2.67 percent.

•                  Operating Expenses:  In the first quarter of fiscal 2015, operating expenses were $460.8 million, up 14.6 percent over the same period in the last fiscal year.  The increase in operating expenses in the quarter was driven by additional costs to support the increase in revenue growth.  Operating expenses as a percentage of revenue in the fiscal 2015 first quarter were 1.37 percent compared with 1.38 percent for the same period in the previous fiscal year.

•                  Operating Income:  In the fiscal 2015 first quarter, operating income of $435.6 million was up 35.0 percent versus the prior year, as our gross profit growth exceeded our operating expense growth. Operating income as a percentage of revenue increased 19 basis points to 1.30 percent in the fiscal 2015 first quarter compared to the previous year’s first quarter.

•                  Tax Rate:  The effective tax rate for the first quarter of fiscal 2015 was 37.9 percent, down from 38.2 percent in the previous fiscal year’s first quarter.  Going forward, we continue to expect our annualized effective tax rate to be about 37 percent for the full year.

•                  Earnings Per Share:  Diluted earnings per share from continuing operations were up 42.5 percent to $1.14 in the first quarter of fiscal year 2015 compared to $0.80 in the previous fiscal year’s first quarter, driven by the increase in operating income.

•                  Shares Outstanding:  Diluted weighted average shares outstanding for the first quarter of fiscal year 2015 were 229.3 million, a 2.6 percent decrease versus the prior year as share repurchases more than offset option exercises.

Segment Discussion

The Pharmaceutical Distribution segment includes both AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty Group.  Other includes AmerisourceBergen Consulting Services and World Courier.

Pharmaceutical Distribution Segment

In the first fiscal quarter of 2015, Pharmaceutical Distribution revenues were $33.0 billion, an increase of 15 percent compared to the same quarter in the prior year.  ABDC revenues increased 15 percent, due primarily to the onboarding of the new Walgreens generic pharmaceuticals business, strong sales of products that treat hepatitis C, and solid organic sales growth in our independent pharmacy, health systems, and alternate site customers.  ABSG revenues increased 26 percent, which was driven by strong performance in our blood products, vaccine and physician office distribution businesses, the impact of manufacturer shifts of certain oncology products from full line distribution to specialty distribution, strong performance in our third party logistics business, and an increase in sales to community oncology practices.  Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution revenue.  Total intrasegment revenues were $1.6 billion and $976.8 million in the quarters ended December 31, 2014 and 2013, respectively.

Operating income of $390.4 million in the December quarter of fiscal 2015 increased 36 percent compared to the same period in the previous year driven by the strong revenue growth in both ABDC and ABSG.

Other

Revenues in Other were $696.0 million in the first quarter of fiscal 2015, an increase of 15 percent over the same period in the prior year.  Operating income increased 26 percent to $45.2 million in the first quarter of fiscal 2015, driven by strong performance in our consulting businesses and in World Courier.

Fiscal Year 2015 Expectations

Our updated expectations for financial performance in fiscal 2015, excluding the impact of the MWI transaction, include:

•                  Adjusted diluted earnings per share from continuing operations in the range of $4.45 to $4.55, a 12 percent to 15 percent increase over fiscal 2014, and an increase over prior guidance of $4.36 to $4.50;

•                  Revenue growth in the range of 10 percent to 11 percent;

•                  Adjusted operating income growth in the 9 percent to 11 percent range;

•                  Flat adjusted operating margin;

•                  Free cash flow generation in the range of $1.8 billion to $2.0 billion;

•                  Capital expenditures in the $250 million range;

•                  Regular share repurchases of approximately $200 million; and

•                  Special share repurchases of approximately $400 million.

In addition, we expect that the acquisition of MWI will contribute an incremental 8 cents of adjusted diluted earnings per share in the second half of our fiscal 2015.

Conference Call

The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Time on January 28, 2015.

Participating in the conference call will be:

Steven H. Collis, President & Chief Executive Officer

Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 288-0329.  No access code is required.

The live call will also be webcast via the Company’s website at www.amerisourcebergen.com.  Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast.  A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for thirty days.  The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days.  To access the telephone replay from within the US, dial (800) 475-6701.  From outside the US, dial (320) 365-3844.  The access code for the replay is 350338.

About AmerisourceBergen

AmerisourceBergen is one of the largest global pharmaceutical sourcing and distribution services companies, helping both healthcare providers and pharmaceutical and biotech manufacturers improve patient access to products and enhance patient care. With services ranging from drug distribution and niche premium logistics to reimbursement and pharmaceutical consulting services, AmerisourceBergen delivers innovative programs and solutions across the pharmaceutical supply channel. With nearly $120 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 14,000 people. AmerisourceBergen is ranked #28 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

AmerisourceBergen’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this presentation are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: changes in pharmaceutical market growth rates; price inflation in branded and generic pharmaceuticals and price deflation in generics; declining economic conditions, increased costs of maintaining, or reductions in AmerisourceBergen’s ability to maintain, adequate liquidity and financing sources, and interest rate and foreign currency exchange rate fluctuations; the disruption of AmerisourceBergen’s cash flow and ability to return value to its stockholders in accordance with its past practices, disruption of or changes in vendor, payer and customer relationships and terms, and the reduction of AmerisourceBergen’s operational, strategic or financial flexibility; volatility and disruption of the capital and credit markets; economic, business, competitive and/or regulatory developments in countries where AmerisourceBergen does business and/or operates outside of the United States; supplier bankruptcies, insolvencies or other credit failures; customer bankruptcies, insolvencies or other credit failures; the loss of one or more key customer or supplier relationships resulting in changes to the customer or supplier mix; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. (including its subsidiaries Walgreen Co. and Alliance Boots GmbH) and AmerisourceBergen, including the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of the transaction documents among the parties (including, among others, the distribution agreement or the generics agreement), an impact on AmerisourceBergen’s earnings per share resulting from the issuance of the warrants to subsidiaries of Walgreens Boots Alliance, Inc., an inability to realize anticipated benefits (including benefits resulting from participation in the Walgreens Boots Alliance Development GmbH joint venture), AmerisourceBergen’s inability to implement its hedging strategy to mitigate the potentially dilutive effect of the issuance of its common stock under its special share repurchase program due to its financial performance, the current and future share price of its common stock, its expected cash flows, competing priorities for capital, and overall market conditions; increasing governmental regulations regarding the pharmaceutical supply channel; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances, federal and state prosecution of alleged violations of related laws and regulations, and any related litigation, including shareholder derivative lawsuits or other disputes relating to our distribution of controlled substances; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare, and the effect of such changes on AmerisourceBergen’s customers; frequent changes to laws and regulations in respect of healthcare fraud and abuse and the increased scrutiny of the federal government related thereto; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; the acquisition of businesses that do not perform as AmerisourceBergen expects or that are difficult for it to integrate or control or AmerisourceBergen’s inability to successfully complete any other transaction that it may wish to pursue from time to time; risks associated with AmerisourceBergen’s proposed acquisition of MWI, including uncertainties as to the timing of the tender offer and the subsequent merger, the possibility that various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, the effects of disruption from the transactions on the respective businesses of AmerisourceBergen and MWI and the fact that the announcement or pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; risks associated with international business operations, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; risks generally associated with the sophisticated information systems on which AmerisourceBergen relies, including significant breakdown or interruption of such systems; risks generally associated with data privacy regulation and the international transfer of personal data; changes in tax laws or legislative initiatives that could adversely affect AmerisourceBergen’s tax positions and/or AmerisourceBergen’s tax liabilities or adverse resolution of challenges to AmerisourceBergen’s tax positions; natural disasters or other unexpected events that affect AmerisourceBergen’s operations; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting AmerisourceBergen’s business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) and Item 1 (Business) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and elsewhere in that report and (ii) in other reports.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	December 31,	% of	December 31,	% of	%
	2014	Revenue	2013	Revenue	Change

Revenue	$33,588,602	100.00%	$29,176,362	100.00%	15.1%

Cost of goods sold	32,836,303		28,488,137		15.3%

Gross profit (1)	752,299	2.24%	688,225	2.36%	9.3%

Operating expenses:
Distribution, selling and administrative	416,491	1.24%	364,060	1.25%	14.4%
Depreciation and amortization	49,297	0.15%	43,950	0.15%	12.2%
Warrants	371,405	1.11%	116,297	0.40%	219.4%
Employee severance, litigation and other	3,503	0.01%	4,302	0.01%	-18.6%
Total operating expenses	840,696	2.50%	528,609	1.81%	59.0%

Operating (loss) income	(88,397)	-0.26%	159,616	0.55%	-155.4%

Other loss (income)	1,314	—%	(597)	—%

Interest expense, net	17,342	0.05%	18,832	0.06%	-7.9%

(Loss) income before income taxes	(107,053)	-0.32%	141,381	0.48%	-175.7%

Income taxes	92,894	0.28%	92,450	0.32%	—%

(Loss) income from continuing operations	(199,947)	-0.60%	48,931	0.17%	-508.6%

Loss from discontinued operations, net of income taxes	—		(7,546)

Net (loss) income	$(199,947)	-0.60%	$41,385	0.14%

Basic earnings per share:
Continuing operations	$(0.91)		$0.21		-533.3%
Discontinued operations	—		(0.03)
Total	$(0.91)		$0.18

Diluted earnings per share:
Continuing operations	$(0.91)		$0.21		-533.3%
Discontinued operations	—		(0.03)
Rounding	—		(0.01)
Total	$(0.91)		$0.17

Weighted average common shares outstanding:
Basic	219,456		230,277
Diluted (2)	219,456		237,012		-7.4%

(1)

Includes a $144.0 million LIFO expense charge in the three months ended December 31, 2014. Includes a $57.6 million LIFO expense charge and a $21.0 million gain from antitrust litigation settlements in the three months ended December 31, 2013.

(2)

Stock options, restricted stock, restricted stock units and the Warrants issued to Walgreens Boots Alliance were anti-dilutive for the three months ended December 31, 2014. The dilutive effect of these items is included in the three months ended December 31, 2013.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF CONTINUING OPERATIONS (GAAP) TO ADJUSTED CONTINUING OPERATIONS (NON-GAAP)

(in thousands, except per share data)

(unaudited)

							% Change vs.
	Three Months Ended December 31, 2014						Prior Year Quarter
	GAAP	Warrant Expense (2)	LIFO Expense	Acquisition Related Intangibles Amortization	Employee Severance, Litigation and Other	Adjusted Non-GAAP	Adjusted Non-GAAP

Revenue	$33,588,602	$—	$—	$—	$—	$33,588,602	15.1%
Cost of goods sold	32,836,303	—	(144,024)	—	—	32,692,279	14.9%
Gross profit	752,299	—	144,024	—	—	896,323	23.7%
Operating expenses	840,696	(371,405)	—	(5,032)	(3,503)	460,756	14.6%
Operating (loss) income	(88,397)	371,405	144,024	5,032	3,503	435,567	35.0%
Other loss	1,314	—	—	(298)	—	1,016
Interest expense, net	17,342	(2,140)	—	—	—	15,202	-19.3%
(Loss) income before income taxes	(107,053)	373,545	144,024	5,330	3,503	419,349	37.7%
Income taxes (1)	92,894	7,140	55,496	2,054	1,350	158,934	36.6%
(Loss) income from continuing operations	$(199,947)	$366,405	$88,528	$3,276	$2,153	$260,415	38.4%

Diluted earnings per share from continuing operations	$(0.91)	$1.64	$0.39	$0.01	$0.01	$1.14 (4)	42.5%

Diluted weighted average common shares outstanding (3)	219,456	229,285	229,285	229,285	229,285	229,285

Percentages of revenue:

Gross profit	2.24%					2.67%
Operating expenses	2.50%					1.37%
Operating (loss) income	-0.26%					1.30%

(1) The amount of Warrant expense deductible for income tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.

(2) Warrant expense is recorded as an operating expense.  In connection with the special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

(3) See separate table for Reconciliation of Diluted Shares Outstanding (GAAP to non-GAAP).

(4) The sum of the components may not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF CONTINUING OPERATIONS (GAAP) TO ADJUSTED CONTINUING OPERATIONS (NON-GAAP)

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31, 2013
	GAAP	Warrant Expense	Gain on Antitrust Litigation Settlements	LIFO Expense	Acquisition Related Intangibles Amortization	Employee Severance, Litigation and Other	Adjusted Non-GAAP

Revenue	$29,176,362	$—	$—	$—	$—	$—	$29,176,362
Cost of goods sold	28,488,137	—	21,023	(57,582)	—	—	28,451,578
Gross profit	688,225	—	(21,023)	57,582	—	—	724,784
Operating expenses	528,609	(116,297)	—	—	(5,958)	(4,302)	402,052
Operating income	159,616	116,297	(21,023)	57,582	5,958	4,302	322,732
Other income	(597)	—	—	—	—	—	(597)
Interest expense, net	18,832	—	—	—	—	—	18,832
Income before income taxes	141,381	116,297	(21,023)	57,582	5,958	4,302	304,497
Income taxes (1)	92,450	6,315	(7,882)	21,588	2,234	1,613	116,318
Income from continuing operations	$48,931	$109,982	$(13,141)	$35,994	$3,724	$2,689	$188,179

Diluted earnings per share from continuing operations	$0.21	$0.47	$(0.06)	$0.15	$0.02	$0.01	$0.80 (3)

Diluted weighted average common shares outstanding (2)	237,012	235,383	235,383	235,383	235,383	235,383	235,383

Percentages of revenue:

Gross profit	2.36%						2.48%
Operating expenses	1.81%						1.38%
Operating income	0.55%						1.11%

(1) The amount of Warrant expense deductible for income tax purposes is based on the initial valuation of the Warrants.  Therefore, the income tax rate on Warrant expense will vary by quarter depending upon the quarterly changes in the fair value of the Warrants.

(2) See separate table for Reconciliation of Diluted Shares Outstanding (GAAP to non-GAAP).

(3) The sum of the components may not equal the total due to rounding.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company’s operating performance.  Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

AMERISOURCEBERGEN CORPORATION

RECONCILIATION OF DILUTED SHARES OUTSTANDING (GAAP TO NON-GAAP)

(In thousands)

(unaudited)

	Three Months Ended December 31,
	2014	2013

Basic shares outstanding	219,456	230,277

Stock option, restricted stock, and restricted stock unit dilution	—	5,106

Warrant dilution	—	1,629

GAAP diluted shares outstanding	219,456	237,012

Warrant dilution (1)	—	(1,629)

Shares repurchased under a special share repurchase program (1)	4,839	—

Stock option, restricted stock, and restricted stock unit dilution (2)	4,990	—

Non-GAAP diluted shares outstanding	229,285	235,383

(1) For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to exclude the impact of the Warrants and the shares repurchased under a special $650 million share repurchase program, which was established to mitigate the potentially dilutive effect of the Warrants and supplements our previously executed hedging strategy.

(2) For the non-GAAP presentation, diluted weighted average common shares outstanding have been adjusted to include the impact of the stock options, restricted stock, and restricted stock units that were anti-dilutive for the GAAP presentation.

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,
Revenue	2014	2013	% Change

Pharmaceutical Distribution	$32,982,724	$28,622,591	15.2%
Other	696,001	604,132	15.2%
Intersegment eliminations	(90,123)	(50,361)	79.0%

Revenue	$33,588,602	$29,176,362	15.1%

	Three Months Ended December 31,
Operating (loss) income	2014	2013	% Change

Pharmaceutical Distribution	$390,401	$286,782	36.1%
Other	45,166	35,950	25.6%
Total segment operating income	435,567	322,732	35.0%
Gains on antitrust litigation settlements	—	21,023
LIFO expense	(144,024)	(57,582)
Acquisition related intangibles amortization	(5,032)	(5,958)
Warrant expense	(371,405)	(116,297)
Employee severance, litigation and other	(3,503)	(4,302)

Operating (loss) income	$(88,397)	$159,616	-155.4%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.28%	2.08%
Operating expenses	1.10%	1.07%
Operating income	1.18%	1.00%

Other
Gross profit	20.73%	21.61%
Operating expenses	14.24%	15.66%
Operating income	6.49%	5.95%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.24%	2.36%
Operating expenses	2.50%	1.81%
Operating (loss) income	-0.26%	0.55%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	2.67%	2.48%
Operating expenses	1.37%	1.38%
Operating income	1.30%	1.11%

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	September 30,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$2,298,756	$1,808,513
Accounts receivable, net	7,144,031	6,312,883
Merchandise inventories	10,628,342	8,593,852
Prepaid expenses and other	73,581	84,957
Total current assets	20,144,710	16,800,205

Property and equipment, net	907,004	899,582
Other long-term assets	3,853,202	3,832,396

Total assets	$24,904,916	$21,532,183

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$19,031,658	$15,592,834
Other current liabilities	1,773,375	1,657,326
Total current liabilities	20,805,033	17,250,160

Long-term debt	1,995,885	1,995,632

Other long-term liabilities	335,652	329,492

Stockholders’ equity	1,768,346	1,956,899

Total liabilities and stockholders’ equity	$24,904,916	$21,532,183

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three	Three
	Months Ended	Months Ended
	December 31,	December 31,
	2014	2013

Operating Activities:
Net (loss) income	$(199,947)	$41,385
Loss from discontinued operations	—	7,546
(Loss) income from continuing operations	(199,947)	48,931
Adjustments to reconcile (loss) income from continuing operations to net cash provided by (used in) operating activities (1)	420,754	174,642
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(766,718)	(159,120)
Merchandise inventories (2)	(2,096,578)	(1,626,618)
Accounts payable, accrued expenses, and income taxes	3,529,971	523,117
Other	9,482	42,951
Net cash provided by (used in) operating activities - continuing operations	896,964	(996,097)
Net cash used in operating activities - discontinued operations	—	(7,546)
Net cash provided by (used in) operating activities	896,964	(1,003,643)

Investing Activities:
Capital expenditures	(52,557)	(59,183)
Cost of acquired companies, net of cash acquired	(24,604)	(9,103)
Other	5	83
Net cash used in investing activities	(77,156)	(68,203)

Financing Activities:
Net borrowings	—	423,000
Purchases of common stock (3)	(300,213)	(19,652)
Exercises of stock options	40,164	32,326
Cash dividends on common stock	(64,025)	(54,367)
Purchases of capped call options	—	(192,995)
Other	(5,491)	(7)
Net cash (used in) provided by financing activities	(329,565)	188,305

Increase (decrease) in cash and cash equivalents	490,243	(883,541)

Cash and cash equivalents at beginning of period	1,808,513	1,231,006

Cash and cash equivalents at end of period	$2,298,756	$347,465

(1) Adjustments include non-cash warrant expense of $371.4 million and $116.3 million for the three months ended December 31, 2014 and 2013, respectively.

(2) Merchandise inventories include LIFO expense of $144.0 million and $57.6 million for the three months ended December 31, 2014 and 2013, respectively.

(3) Includes purchases made under the special share repurchase program totaling $150.2 million in the three months ended December 31, 2014, which includes $18.0 million of fiscal 2014 purchases that cash settled in October 2014.